EXHIBIT 99
FOR IMMEDIATE RELEASE
R.G. BARRY CORPORATION REPORTS 1ST QUARTER 2008 RESULTS
Net Sales & Earnings Reflect Anticipated Shifts in Performance Patterns
PICKERINGTON, Ohio — Monday, November 12, 2007 — Accessory footwear marketer R.G. Barry Corporation, the Dearfoams company, (AMEX-DFZ) today reported operating results for the first quarter of fiscal 2008.
For the quarter ended September 29, 2007, the Company reported:
•	Net earnings of $3.8 million, or $0.36 net earnings per basic share and $0.35 net earnings per diluted share, which reflected income tax expense of $2.1 million. In the comparable period one year ago, the Company benefited from the positive impact of a lower effective tax rate as the consequence of the reversal of a portion of its deferred tax asset valuation allowance. Consequently, the Company reported first quarter fiscal 2007 net earnings of $6.3 million, or $0.63 net earnings per basic share and $0.61 net earnings per diluted share, which included an income tax expense of $81 thousand;

•	Net sales of $32.1 million versus net sales of $35.3 million reported for the corresponding period one year ago. The net sales decline resulted from a lower amount of closeout sales versus last year, a reduction in sales to department stores and a shift in the timing of certain fall shipments;

•	Gross profit as a percent of sales was 43.8 percent versus at 42.0 percent in the first quarterof fiscal 2007. Sales of fewer closeouts and the mix of new, higher margin products in the Company’s core slipper business contributed to the higher gross profit percentage, a portion of which was offset by continued increases in prices for products purchased by the Company from third-party manufacturers;

•	Selling, general and administrative expenses were up slightly at $8.3 million versus $8.2million in the equivalent period last year, and reflected increased marketing and advertising costs, offset by lower administrative costs; and

•	Cash and equivalents totaled $1.3 million, up from $900 thousand one year ago; inventory was at $21.4 million, down from $27.2 million at the end of the first quarter of fiscal 2007. The Company funded operations during the first quarter of fiscal 2008 entirely from its cash reserves. By comparison, the Company had borrowed approximately $21.6 million from its credit facility at the end of the first quarter of fiscal 2007 to fund its working capital needs.

Management Comments
“The first quarter performance was in line with our expectations and reflects the changing face of our business,” said Greg Tunney, President and Chief Executive Officer. “We previously explained that throughout fiscal 2008 we expect to see shifts in our quarter-to-quarter net sales and earnings when compared against the Company’s historic patterns of performance.
“In the first quarter, our net sales decline primarily reflects three elements. The first factor was the sale of approximately $1.3 million fewer closeouts, which resulted directly from better sales management and inventory control. The second factor was reduced sell-in to department stores. This channel of distribution was generally cautious in placing orders for cold weather and holiday goods based upon last year’s exceptionally warm holiday selling season. And, the third element was the timing of the shipments to some of our customers.
“While we are adding more seasonal balance to our business, the Christmas selling season remains the most important period of our fiscal year. As this critical time nears, we are mindful of the uncertain environment that exists this year with many retailers. As we successfully did in 2006, we are working with our key retaining partners to ensure that we maximize our performance during the upcoming holiday selling season.
“Despite the quarterly variations and uncertainty at retail, we expect our results for the full fiscal year to be in line with our previously issued guidance of a net sales increase in the range of 4-to-8 percent over net sales reported for fiscal 2007 and an increase in income from continuing operations in the range of 6-to-10 percent, before taxes and excluding the fiscal 2007 gain of $878,000 on the sale of land.
“Obviously, we will have much greater visibility regarding our full-year performance when we report our second quarter results early next year, and we will update our annual guidance at that time,” Mr. Tunney concluded.
Conference Call/Webcast Today
R.G. Barry Corporation senior management will conduct a conference call for all interested parties at 2:00 p.m. EST today. Management will discuss the Company’s performance, its plans for the future and will accept questions from participants. The conference call will available at (888) 530-7880 or (706) 634-1795 until five minutes before starting time. To listen live via the Internet, simply log on at <http://www.videonewswire.com/event.asp?id=43380>.
Replays of the call will be available approximately one-hour after its completion. The audio replay can be accessed through Monday, Nov. 12, 2007, by calling (800) 642-1687 or (706) 645-9291 and using passcode 21020386. A written transcript and audio replay of the call will be posted for 12 months at the Company’s Web site <www.rgbarry.com> under the “Investors/News Release” section.
About R.G. Barry Corporation
R.G. Barry Corporation, the Dearfoams® company, is one of the world’s leading developers and marketers of accessory footwear. To learn more about our business, visit us online at <www.rgbarry.com> and <www.dearfoams.com>.

Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain statements in this news release, which are not historical fact, are forward-looking statements, and are based upon information available to the Company on the date of this release. Our forward-looking statements inherently involve risks and uncertainties that could cause actual results and outcomes to differ materially from those anticipated by our forward-looking statements. Factors that could cause or contribute to our actual results differing materially from our current forecasts include, but are not limited to, the following: the strength of the retail market and, in particular, product sell-through during the critical 2007 holiday selling season; the success of planned project launches; our receipt of shipments from third-party manufacturers in China on a timely basis; our ability to distribute to customers on a timely basis goods held in our own distribution centers and third-party distribution centers; product returns, customer concessions and promotion costs that are materially higher than what we currently plan; the unexpected loss of key management or one or more of our key customers; an unexpected reduction in business from one of our key customers; the impact of competition on the Company’s market share; unfavorable changes in foreign exchange rates, particularly China’s exchange rate; and our ability to comply with the various terms and covenants of our unsecured credit facility with The Huntington National Bank. Other risks to our business are detailed in previous press releases, shareholder communications and Securities Exchange Act of 1934 filings, including those in the disclosure in “Item 1A — Risk Factors” of Part I of our 2007 Annual Report on Form 10-K for the fiscal year ended June 30, 2007. Except as required by applicable law, we do not undertake to update the forward-looking statements contained in this news release to reflect new information that becomes available after the date hereof.

Contact:	Daniel Viren, Senior VP Finance/CFO — 614.864.6400 Roy Youst, Director Corporate Communications & IR — 614.729.7275
—financial charts follow—

R.G. BARRY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands of dollars, except for per share data)
(unaudited)

	Thirteen Weeks Ended
			% Increase
	September 29, 2007	September 30, 2006	Decrease
Net sales	$32,130	$35,292	-9.0%
Cost of Sales	18,071	20,473	-11.7%

Gross profit	14,059	14,819	-5.1%

Gross profit (as percent of sales)	43.8%	42.0%

Selling, general and administrative expense	8,265	8,207	0.7%
Restructuring and asset impairment charges	—	74	N/M

Operating profit	5,794	6,538	-11.4%

Other income	15	45	-66.7%
Interest income (expense), net	99	(278)	N/M

Income before income tax	5,908	6,305	-6.3%

Income tax expense	2,142	81	N/M

Earnings from continuing operations	3,766	6,224	-39.5%

Earnings from discontinued operations	—	73	N/M

Net earnings	$3,766	$6,297	-40.2%

Earnings per common share: continuing operations
Basic	$0.36	$0.62	-41.9%

Diluted	$0.35	$0.60	-41.7%

Earnings per common share: discontinued operations
Basic	$—	$0.01	N/M

Diluted	$—	$0.01	N/M

Earnings per common share
Basic	$0.36	$0.63	-42.9%

Diluted	$0.35	$0.61	-42.6%

Average number of common shares outstanding
Basic	10,396	10,020

Diluted	10,677	10,343

CONSOLIDATED BALANCE SHEET
(in thousands of dollars)
(unaudited)

	September 29, 2007	September 30, 2006	June 30, 2007
ASSETS
Cash	$1,288	$915	$18,207
Accounts Receivable, net	22,137	27,907	6,860
Inventory	21,376	27,233	14,639
Prepaid expenses and other current assets	5,492	1,227	7,192
Assets held for disposal	—	—	2,788

Total current assets	50,293	57,282	49,686

Net property, plant and equipment	2,527	2,571	2,255

Other assets	11,436	3,155	11,587

Total Assets	$64,256	$63,008	$63,528

LIABILITIES & SHAREHOLDERS’ EQUITY
Short-term notes payable	2,278	23,841	2,278
Accounts payable	9,424	6,729	7,443
Other current liabilities	1,728	4,726	3,412
Liabilities associated with assets held for sale	—	—	2,357

Total current liabilities	13,430	35,296	15,490

Long-term debt	252	421	272
Accrued retirement costs and other	10,832	11,883	11,551
Shareholders’ equity, net	39,742	15,408	36,215

Total liabilities & shareholders’ equity	$64,256	$63,008	$63,528